MASTER US HIGH YIELD TRUST

FILE # 811-8699

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/28/00	Exodus Communications 11 5/8 7/15/10	$1,000,000,000	$1,500,000	Goldman Sachs
6/29/00	Callahan Nordrhein 14.0 7/15/10	$939,087,500	$2,350,000	Salomon Smith Barney
8/3/00	Williams Commun 11.7 8/1/08	$575,000,000	$2,750,000	Salomon Smith Barney
8/7/00	EKable Hessen GmbH 14.5 9/1/10	$421,998,366.46	$2,350,000	CIBC
		$	$
		$	$